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                                                                 EXHIBIT 10.8(A)

June 10, 2002

Ms. Nancy F. Brunetti
30 Minna Court
Cheshire, CT 06410

RE: TERMS OF EMPLOYMENT

Dear Nancy:

It is a pleasure to update your terms of employment with Sage Insurance Group, Inc. (the "Company") as follows:

POSITION AND FOCUS:

Executive Vice President: Operations

The Executive Vice President of Operations directs the information technology strategy, projects and activities of the company's domestic and offshore operations. You will be a member of the Executive Management team of the Company. We will look to you to contribute to the company's strategic direction and general matters of Company management.. You will also transition to reporting to the Chief Operating Officer over the next few months.

As President and CEO, I have considered that additional focus may be needed within Sage and in the future I may change your role to allow for you to concentrate on the critical elements of systems application development, and information technology, including new system implementations and electronic commerce. The success of these functions will be crucial to the long-term success of Sage.

COMPENSATION:

Your compensation will be $300,000.00 per annum, payable at the semi-monthly rate of $12,500. Payroll is processed by direct deposit to your designated bank account on or nearest to the 10th and 25th of the month. Your salary will be reviewed during our annual review process that takes place with effect from April of each year

You will also be eligible for a bonus under the Company's short-term bonus plan for executive employees.

COMMUTER ALLOWANCE:

Your will receive a $250 semi-monthly commuter allowance. This allowance is fully taxable to you for Federal, State, Social Security and Medicare taxes and will be included in your semi-monthly payroll deposit (net of applicable taxes).

LONG TERM INCENTIVE COMPENSATION:

After one year's service you will be eligible to participate in the executive long-term capital incentive plan of the Company. Based on current projections we do not anticipate being in a position to take the Company public before seven years. As discussed there are buy-back

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provisions in the long-term plan should the Company not become public. An example of the structure of the plan has previously been discussed with you.

HEALTH AND WELFARE BENEFIT PROGRAMS:

You will be eligible to participate in the Company's benefit programs effective the first day of the month following your employment. These benefits include a major medical and dental program. The cost of the major medical and dental programs are shared between the employer, who pays 75% of the premiums and the employee, who is responsible for 25% of the cost of coverage for you and your eligible dependents. Employee premiums are payroll deducted.

You are also covered under a term life insurance program for up to three times your annual salary. In addition, the Company sponsors a Vision Plan, Business Travel/Accidental policy, and short and long-term disability programs. The premiums for the Group Term Life, Excess Term Life, Vision Plan, Travel/Accident and disability programs are paid for at 100% by the Company.

MONEY PURCHASE, 401(k) AND NON-QUALIFIED DEFERRED COMPENSATION PLANS:

The Company has in place a Money Purchase defined contribution pension plan. You are eligible to participate in this plan after one anniversary year of service, i.e., January 2002. The Company contributes 10.5% of base salary, excluding bonus compensation, to the plan on behalf of an employee. This plan provides for qualified contributions up to the maximum income limits imposed by the IRS. For the year 2001, the limit has been set at $170,000.

Once you have reached your maximum company contribution to the Money Purchase Plan, you are eligible for entry into the Executive Non-Qualified Deferred Compensation Plan (Rabbi Trust) that provides for a 10.5% contribution of base salary in excess of the IRS maximums.

The Company also provides an additional retirement savings vehicle in the form of a 401(k) plan, designed to encourage savings to supplement your retirement income. There is not a Company match to the 401(k) program at this time and you are immediately eligible to participate in this plan. The maximum deferral limit established by the IRS for the year 2002 is $11,000.00.

The Company reserves the right, at its sole discretion, to discontinue or change any or all of the benefits programs currently in place.

CHANGE OF CONTROL:

a)       DEFINITION OF CHANGE OF CONTROL

"Change of Control" would arise when and if the Sage Group Limited's direct or indirect voting interest in the Company is exceeded by another party or interest group unaffiliated with the Sage Group.

b)       TERMINATION WITHOUT CAUSE

Should there be a Change of Control, and during the subsequent twelve (12) months, the Company, without cause, terminates your employment, or materially reduces your responsibilities without your consent such that you terminate your employment, you will be entitled to receive:

- Twelve (12) monthly payments of your then current salary, paid pursuant to the Company's normal payroll practices; and,

- A proportionate bonus up to the period of termination based on your most recent bonus payment.

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In addition to the above payments, you will continue to participate in the health and welfare benefit plans of the Company for the earlier of twelve months after your departure or until employed elsewhere. If coverage extensions are not permitted by law or under the plans, the Company will pay you as additional compensation the equivalent cost to the Company for such unavailable benefits.

Your unvested pension contributions (if any) will become vested as of the date of your termination. Any unvested allocations or options granted to you under the Long Term Capital Incentive Compensation Plan will be treated in the same manner as a retirement under the rules of the Plan.

c)       COMPULSORY RELOCATION

Should there be a Change of Control, and during the subsequent twelve (12) months the effective place of business of the Company is changed by its new controlling shareholders such that you would, in the view of a reasonable person, have to relocate to effectively continue your responsibilities, then you may elect in writing to (i) agree to work from such new premises, undertaking if so desired a relocation paid for by the Company in terms of its policy for executive relocations; or, (ii) upon giving 90 days written notice to the Company, terminate your employment and receive the payments provided for under
b) above.

GENERAL INFORMATION:

Office Hours: Our normal business hours are 8:30 AM - 5:00 PM, Monday through Friday, 37.5 hours per week, and we have agreed that you are eligible for a flexible work schedule.

Paid Time Off: You will be eligible for Paid Time Off at the rate of 27 days per annum, accrued at the rate of 2.25 days per month.

Holiday Pay: The Company celebrates 9 paid holidays per annum, following the Holiday Schedule of the New York Stock Exchange.

Parking: The Company will pay for your monthly parking fee in the 300 Atlantic Street Parking Garage.

CONFIDENTIAL INFORMATION:

During the course of your employment, you will have access to confidential and proprietary information and records of the Company. You are expected to treat such confidential information with all due care at all times. In the event of your departure from the Company, you will be required to return all confidential materials and refrain from discussing all confidential information with anybody at any time, unless compelled to do so by law. In addition, the Company shall be the sole owner of all the results and proceeds of your services with the Company, including without limitation, all ideas, designs, programs, materials, etc., relating to the business of the Company.

SOLICITATION OF EMPLOYEES OR CUSTOMERS

While you are employed with the Company, and for one year after your departure from the Company, you are prohibited from soliciting or causing an employee, distributor, broker or contract holder to sever or materially reduce their relationship with the Company.

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INDEMNIFICATION:

The Company will indemnify you for any personal liability arising in the ordinary course of business from your position as an officer of the Company, including such personal liability materializing after termination of your employment, provided such liability does not arise from any misdeed on your part. Such indemnification shall be covered by appropriate insurance at all times.

Nancy, I am confident that you will continue to make a significant contribution to the success of the company. If you are in agreement with the updated terms of employment, please sign the attached and return one copy.

Yours truly,

Robin I. Marsden                              Accepted: /s/ Nancy F. Brunetti
                                                        ---------------------
President & CEO                               Date:     6/10/02
                                                        ---------------------

cc:      Karen Kindermann, Director of Human Resources
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HAND DELIVERED
Ms. Nancy F. Brunetti
Sage Insurance Group, Inc.
300 Atlantic Street, 3rd Floor
Stamford, CT  06901

                                                               December 17, 2002

Continued Employment Letter

Dear Nancy:

As announced, Sage will be discontinuing its new business operations on December 31, 2002 if we are unable to secure the necessary funding commitment. We are currently pursuing various ways in which to continue Sage's business, and are hopeful that Sage will secure the necessary financial backing. We believe that you will continue to play an important role at Sage, at least through March 31, 2003. Consequently, the purpose of this letter is to inform you of (1) your continued employment with Sage, and (2) the financial protection we are prepared to provide to you in the event your services are no longer required.

The attached plan entitled "Separation Benefits Plan for Employees of Sage" highlights the pay and benefits, including bonus, Sage is prepared to provide to you if we must terminate your employment within the year as a result of cessation of the business. Please understand that the terms contained in this summary will not apply if: (1) Sage receives funding from an outside party, (2) you voluntarily terminate your employment, or (3) Sage terminates your employment for cause or unsatisfactory performance.

Please be advised that we will be discontinuing contributions to the money purchase pension plan effective as of January 2003.

If you have any questions, please feel free to contact Karen Kindermann in the Human Resources department or your department executive.

I thank you for your continued assistance and support during this challenging time.

Sincerely,

/s/ Robin I. Marsden

Robin I. Marsden
President & CEO


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